PROSPECTUS                                                File #333-91664
                          COVENTURE INTERNATIONAL INC.              424(b)3

                                  Common Stock

      By means of this prospectus:

     Coventure is offering for sale 1,000,000 shares of common stock at a price of $0.25 per share, and

      A number of the shareholders of Coventure International Inc. are offering to sell up to 583,300 shares of common stock at a price of $0.25 per share.

      As of the date of this prospectus there was no public market for Coventure's common stock.

      The shares offered by Coventure will be sold directly by Coventure. Coventure will not pay any commissions or other form of remuneration in connection with the sale of these shares.

      The following table summarizes the proceeds that Coventure expects to receive from the offering:
                                          Per Share         Total Maximum

Price to public                              $0.25                $250,000
Fees and commissions                            --                      --
Net proceeds to Coventure before expenses    $0.25                $250,000

      The offering by Coventure is being conducted on a "best efforts" basis. There is no minimum number of shares required to be sold by Coventure. All proceeds from the sale of these shares will be delivered directly to the Company and will not be deposited in any escrow account. We plan to end the offering on January 31, 2003. However, we may, at our discretion, end the offering sooner or extend the offering until February 28, 2003.

      Since as of the date of this prospectus no market exists for our common stock, sales by the selling shareholders, until our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $0.25 per share. If and when a public market develops for our common stock, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      Coventure will not receive any proceeds from the sale of the common stock by the selling stockholders. Coventure will pay for the expenses of this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 3 of this Prospectus.

                 The date of this prospectus is December 24, 2002

                               PROSPECTUS SUMMARY

      We plan to be a North American provider of management consulting products and services to a network of regionally licensed operators. We plan to provide pro-active solutions to increase our client's profitability through strategic analysis, planning, consulting and ongoing evaluation. Our licensees will provide our clients with an enhanced understanding of local economic conditions and domestic factors that impact a business in that area. Our core services may be described as preventative maintenance programs which pinpoint inefficiencies and trouble spots in a business before they cause significant erosion or crisis.

      We have tested the Coventure Analysis methodologies on a mid-sized firm located in Calgary, Alberta. The results proved that the methodology for assessing business dysfunction was sound, however management is refining the process of presenting the results to the client. Our website, WWW.COVENTURE.COM , became active in May 2002. However, we will not be able to provide consulting services until we raise a minimum of $150,000 from this offering, of which $50,000 will be used to hire and train analysts and consultants, $50,000 will be used to market our services, $15,000 will be used for software development, and $35,000 will be used for offering expenses. We do not know when we will obtain the $150,000 in capital.

      Our initial focus will be on the development of Canadian and American markets.

      Our offices are located at Suite 174, 3359-27th Street N.E. Calgary, Alberta T1Y 5E4. Our telephone number is (403) 219-8880 and our fax number is
(403) 219-8881.

The Offering

      By means of this prospectus:

o We are offering to sell up to 1,000,000 shares of our common stock at a price of $0.25 per share, and

o A number of our shareholders are offering to sell up to 583,300 shares of common stock at a price of $0.25 per share. We refer to the owners of these shares as the selling shareholders in this prospectus.

      We will not receive any proceeds from the sale of the shares by selling shareholders.

      As of December 15, 2002, we had 6,718,200 issued and outstanding shares of common stock.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:

                             Three Months Ended    Year Ended     Year Ended
                                October 31, 2002  July 31, 2002  July 31, 2001

Revenue                     $           --       $    2,678  $          --
Operating Expenses                   5,732           62,028        (17,333)
                                   -------       ----------        --------
Net Loss                            $5,732         $(59,350)      $(17,333)
                                    ======         =========      =========

Balance Sheet Data:

                              October 31, 2002   July 31, 2002    July 31, 2001
                              ----------------   -------------    -------------

Current Assets                  $    1,964      $     1,491        $   301
Total Assets                         2,438            2,257          1,301
Current Liabilities                 31,948           26,035          3,229
Total Liabilities                   31,948           26,035          3,229
Working Capital (Deficit)          (29,984)         (24,544)        (2,928)
Stockholders' Equity (Deficit)                      (29,510)       (23,778)
(1,928)

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Coventure.

Since we have limited operations, a history of losses and may never be profitable, the shares offered by this prospectus may never have any value. We are in the development stage and have only generated $2,678 in revenue from operations. We have never earned a profit. As a result of our losses from operations and lack of cash our auditor has expressed doubt as to our ability to continue operations. We will face considerable risks in each step of our business plan, such as anticipated difficulty in raising capital and in providing substantiated market performance to those wishing to license a regional territory. Other anticipated challenges include finding and training analysts and consultants and current negative economic conditions. As of October 31, 2002 our accumulated deficit was $(93,492). We expect to incur additional losses during the foreseeable future and we may never earn a profit, in which case the shares of our common stock may have little or no value.

If we do not raise additional capital we may be unable to begin operations. We do not have enough money to pay our liabilities or our operating expenses. We need approximately $50,000 to begin our marketing program. We do not anticipate generating positive cash flow during the first year of operations and, therefore, anticipate obtaining the capital which we will require through a combination of debt and equity financing. There is no assurance that we will be able to obtain capital we will need or that our estimates of our capital requirements will prove to be accurate. As of the date of this prospectus we did not have any commitments from any source to provide additional capital.

If little or no funding is received during the next twelve months, we will be forced to rely on funds loaned by management. Although John Hromyk, our only officer and director, loaned us $10,000, Mr. Hromyk has no formal commitments or arrangements to advance or loan us additional funds. In such a restricted cash flow scenario, we would be unable to complete our business plan, and would, instead, delay all cash intensive activities. Without necessary cash flow, we may be dormant during the next twelve months, or until such time as necessary funds can be raised.

Our offering of 1,000,000 shares at a price of $0.25 per share is being conducted on a "best efforts" basis. There is no minimum number of shares required to be sold in this offering. If only a small number of shares are sold (and absent funding from any other source), the amount received from investors may not provide any significant benefit to us. If only the minimum shares offered are sold we may only have enough capital to operate for nine months, in which case we will need additional funding to remain in operation. Even if all shares offered are sold, we may need to obtain additional capital in order to finance our operations.

Since our only officer plans to devote only a minimum amount of his time to our business our chances of being successful will be less than if we had full time management.

We may not be able to compete with other companies providing similar services, in which case we will be out of business and our common stock will be worthless. Many of our competitors have greater name recognition and greater financial, management and marketing resources than we have. In addition, other potential competitors could begin offering services similar to those which we plan to provide in a relatively short period of time. If we cannot compete in our industry segment we will go out of business and our common stock will not have any value.

As of the date of this prospectus there was no public market for our common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares.

The offering of our shares will be made at the same time that shares of our common stock are being offered for sale by most of our present shareholders. The sale of these shares by our shareholders may make it more difficult for us to sell our shares at the same time.

                           Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from our projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                 USE OF PROCEEDS

   The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold:

                                              Gross Offering Proceeds

                                      $150,000   $175,000   $200,000   $250,000
                                      --------   --------   --------   --------

Hiring and Training Analysts and
  Consultants                       $  50,000   $  50,000 $  60,000   $ 75,000
Marketing                              50,000      50,000    60,000     75,000
Development of Software to be used
  for Diagnostic Assessments           15,000      20,000    25,000     25,000
General Overhead and Contingency           --      20,000    20,000     40,000
Offering Expenses                      35,000      35,000    35,000     35,000
                                   ----------  -------------------- ----------
                                     $150,000    $175,000  $200,000   $250,000
                                     ========    ========  ========   ========

     If at least $150,000 is raised in this Offering, we expect that we will be able to commence operations. See "Risk Factors".

      Amounts allocated to marketing include funds required to complete our sales plan, printing marketing materials, and enhancements to our web site.

      If less than $150,000 is raised in this offering, the offering proceeds, net of offering expenses, will be allocated as follows:

o     Hiring and training analysts and consultants (40%)
o     Marketing (40%)
o     Software development (10%)

      The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

                            Market for Common STOCK.

      Our common stock is not quoted on any exchange and there is no public trading market.

      As of December 15, 2002, we had 6,718,200 issued and outstanding shares of common stock and approximately 39 shareholders of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock.

      Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. The Board of Directors is not obligated to declare a dividend. No dividends have ever been declared and we do not anticipate or intend upon paying dividends for the foreseeable future.

      Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of Preferred Stock. The provisions in the Articles of Incorporation relating to the Preferred Stock allow our directors to issue Preferred Stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of Preferred Stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

      As of the date of this prospectus there was no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, should a market for our shares ever develop, may find it difficult to sell their shares.

                      Management's discussion and Analysis
                             AND plan of operationS

      Our plan of business encompasses the following steps.

o Raise capital of $250,000 through the sale of equity securities prior to January 31, 2003
o    Refine, market and expand our business plan and begin our licensing program
o    Hire and train an outside sales force, analysts and consultants

      We have made initial progress in implementing our business. Our website, WWW.COVENTURE.COM became active in May 2002.

      We will face considerable risks in each step of our business plan. Refer to the section of this prospectus entitled "Risk Factors" for more information concerning these risks.

      Year ended July 31, 2001: Activity during the year ended July 31, 2001 was confined to the development of a business plan and securing an Internet website.

      Year ended July 31, 2002: During the year ended July 31, 2002 our operations used $46,694 in cash. Operating capital was provided by a loan of $10,000 from John Hromyk, our President, the sale of the 80,000 shares of our common stock for $20,000 to Jacquie Hromyk, the wife of Mr. Hromyk, and the sale of 70,000 shares of our common stock for $17,500 to an unrelated third party.

      Three months ended October 31, 2002: During the three months ended October 31, 2002 our operations used $425 in cash. Operating capital was provided from the sale of equipment and cash on hand at July 31, 2002.

      We will not be able to provide consulting services until we raise $50,000 to hire and train analysts and consultants, $50,000 to market our services, and $15,000 to develop the software which will be used in connection with our diagnostic assessments. If we raise this $115,000 in net capital we believe we will be able to operate for a minimum of nine months without additional funding, but we will need additional funding to remain in operation. If all shares offered by this prospectus are sold, the $250,000 which we will receive from the sale of these shares will allow us to operate for a minimum of twenty-four months.

      If less than $115,000 in net capital is raised from this offering, we will attempt to raise additional capital through the private sale of our equity securities or borrowings from our officer or third party lenders. We have no commitments or arrangements from any person to provide us with any additional capital

                                    BUSINESS

      We were incorporated in Delaware on March 31, 1999 as Bullet Environmental Systems, Inc. and on May 25, 2000 we changed our name to Liquidpure Corp. On February 14, 2002 we changed our name to Coventure International Inc. Our original business plan involved the manufacturing and marketing of potable and waste-water treatment systems to various commercial, agricultural, and industrial markets. We never sold any water treatment systems and on October 1, 2001 the agreement under which this plan of business originated was terminated.

      We plan provide consulting services to small and medium sized businesses in North America through a network of regionally licensed operators. Our consulting services will be designed to improve a client's profitability through strategic analysis, planning, consulting and ongoing evaluation. Our core services will attempt to identify inefficiencies and trouble spots in a business before they cause significant problems.

      We have tested the Coventure Analysis methodologies on a mid-sized firm located in Calgary, Alberta. The results proved that the methodology for assessing business dysfunction was sound, however management is refining the process of presenting the results to the client. Our website, WWW.COVENTURE.COM became active in May 2002.

Products or Services

      We plan to provide the following products and services to our clients. We will be able to provide these services once we raise $115,000 in capital, net of anticipated offering expenses of $35,000. Of this amount, $50,000 will be used to hire and train the analysts and consultants which will provide these services to future clients and $50,000 will be used to market our products, services, and licensing program. We do not know when we will obtain the $115,000 in net capital. Our initial focus will be on the development of Canadian and American markets.

      We anticipate pricing our products and services at rates which are comparable to those charged by consulting firms serving small and mid-sized businesses and which are located in the same area as the client.

Diagnostic Assessment

Our Business Analysts will be trained to conduct an exhaustive Diagnostic Study. The Diagnostic Study will reveal the unique conditions, concerns and procedures that each individual business possesses as well as local economic conditions and domestic factors that impact a business in the client's area of operation. Upon completion of the Diagnostic Study, the Analyst will provide a confidential review and report of the findings, with recommendations.

Our Diagnostic Study reviews the following areas of a client's business:

o     Current and historical financial records, statements and reports
o     Strategic and Operating Plans/Budgeting Policies
o     The Organization Structure
o     Policies and Procedures - Employee Manuals
o     Internal Reporting Systems and Document Flows
o     Employee Moral and Attitudes
o     Management - Employee Communication

o     Employee and Management Compensation
o     Management Goals and Philosophy
o     Fixed and Variable Cost Analysis
o     Receivable and payable policies and performance
o     Breakeven Assessments
o     Pricing Strategies
o     Sales and Marketing
o     Supply Chain Management and Costs
o     Inventory Controls and Performance
o     Productivity and Employee Training
o     Quality Controls and Customer Satisfaction
o     Administration and Management Systems and Integration

Consulting Services

      Following the completion of the Diagnostic Study, the information in the Diagnostic Study will be evaluated and a consulting program will be prepared to address those factors necessary for the client to achieve optimal levels of profitability.

      If requested by a client, we will periodically evaluate the client's business, changing economic factors, and the client's progress in implementing our recommendations.

Licensing

      Unlike most competing firms that target small businesses on a nation-wide basis, we plan to secure regional representation through licensing exclusive territories to third parties.

      Licensee candidates will be chosen for their past experience, personality, education and passion for the small business sector. The amount paid to us as a licensing fee will provide the licensee with all of the appropriate training for their regional staff, promotional and diagnostic materials, regional advertising, the initiation of a telemarketing program, some equipment, software and most legal costs. All revenues generated by the regional licensee will be billed through us and an average commission of 15% will be paid to the licensee. All telephone, regional travel, entertainment and overhead costs in a territory will be the responsibility of the licensee.

      A licensee will be formally reviewed each quarter. Annual and quarterly targets will be established prior to each new fiscal period. A manager will be assigned to assist and guide the licensee and his operatives in securing their targets. Upon two consecutive quarterly targets being not met, the licensee will receive a warning that his territory is in jeopardy of being revoked. If attempts to remedy the licensee's territory have proved unsuccessful the territory will be reassigned and the licensee will lose their licensing fee. A non-competition agreement will keep licensees from consulting in the regional market for a period of one year.

      We plan to license the following Canadian markets in 2002: Edmonton, Kelowna and Vancouver. As of the date of this prospectus we have not licensed any of these markets.

Other Services

      If the results of our Diagnostic Study reveal a need for legal, accounting, tax, or related professional services, we will refer the small business owner to firms which specialize in providing these services to small and mid-sized businesses.

Competition

      The leaders in the small and medium business consulting market include George S. May International and International Business Analysts. Both are located in Chicago, Illinois and are represented through-out North America. These large competitors are not regionally represented and are priced higher than the accounting services that most of the target market works with. In each territory we will also compete with numerous local and regional firms which provide business consulting services. We believe our competitive advantage will be our focus on only small and mid-sized businesses. By focusing on small and mid-sized businesses, we expect that our analysts and consultants will be more familiar with the unique range of issues facing companies of this size. As of the date of this prospectus we were not competing in the consulting industry and we will not be able to compete until we raise a minimum of $100,000 in capital and begin operations.

Offices and Employees

      We do not have any full-time employees. We have one part-time employee, John Hromyk, who is our sole officer and director. Mr. Hromyk is involved in other full-time business activities and acts as an officer on a part-time basis as needed. Hiring of other management, staff and consultants will occur incrementally as funds become available and the need arises. We have no collective bargaining agreements or employment agreements in existence.

      We have no material assets and, as such, we do not own any real or personal property. We currently operate out of rented space located at Suite 174, 3359 - 27th Street, N.E., Calgary, Alberta. We rent this space at a cost of $100 per month. We believe that this space is sufficient at this time.
                                   Management

      Name                 Age         Position

   John Hromyk             41       President, Secretary, Treasurer and a
                                    director

      John Hromyk has been our officer and director since August 30, 2001. From May 1999 to June 2001 he was the sole proprietor of Banded Peak Venture Services, a business development and management-consulting firm located in Calgary, Alberta. Banded Peak Venture Service is presently inactive. For three years prior he was the founder and president of Hillside Estate Winery Ltd. located in Penticton, British Columbia. Hillside Estate Winery Ltd. is an established winery which produces a small number of high quality varietal wines which are sold through its wine shop and to specialty stores and restaurants. From June 1985 to April 1996 Mr. Hromyk was a contract magazine publisher for numerous Canadian regional and national periodicals. Educated in Vancouver, British Columbia Mr. Hromyk studied biological sciences from 1980 to 1984 at

Vancouver Community College (Langara) and at the University of British Columbia. He also completed a Diploma Program in Business Administration and Marketing from Capilano College in North Vancouver in 1986.

      Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the board of directors. John Hromyk presently devotes a limited amount of his time to our business. If at least $100,000 is raised in this offering or from other sources, Mr. Hromyk plans to spend approximately 75% of his time on our business. If less than $75,000 is raised in this offering, and other funding is not available, Mr. Hromyk, plans to spend approximately 50% of his time on our business.

Executive Compensation.

      The following table sets forth in summary form the compensation received by our Chief Executive Officer. None of our former or current executive officers have ever received in excess of $100,000 in compensation during any fiscal year.

                                           Other                         All
 Name and                                  Annual  Restricted           Other
  Principal        Fiscal                 Compen-     Stock    Options  Compen-
  Position          Year   Salary  Bonus  sation     Awards    Granted  sation
-----------        ------  ------  -----  ------   ----------  -------  -------

John Hromyk         2002     --      --   $17,426        --        --   $1,322
  President since
  August 2001

Amar Bahadoorsingh  2001     --      --        --        --        --       --
  President prior to
  August 2001

     The Other Compensation paid to Mr. Hromyk represents automobile allowance and rent.

      We do not have any consulting or employment agreements with any officer or director of the Company.

      Our board of directors may increase the compensation paid to our officers depending upon a variety of factors, including the results of our future operations.

Options Granted During Fiscal Year Ending July 31, 2002:
-------------------------------------------------------

      None.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or other Retirement Plans

      We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Directors' Compensation

      At present we do not pay our directors for attending meetings of the board of directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

      Except as disclosed elsewhere in this prospectus none of our directors received any compensation from us during the year ended July 31, 2002.

Transactions with Related Parties and Recent Sales of Unregistered Securities

      In March 1999 we sold 1,000,000 shares of our common stock to Century Capital Management Ltd., a company controlled by Andrew Hromyk, for $100. Andrew Hromyk is our founder, a former officer and director, and the brother of John Hromyk.

      In October 1999 we issued 7,000,000 shares of our common stock to Brett Walker, a former officer and director, for services rendered valued at $700.

      In May 2000 we acquired, for $1,000, a license to manufacture and sell water treatment systems from a company controlled by Andrew Hromyk. Under the terms of the license, we were required to pay a 3% royalty on the gross sales price on any products sold using the technology subject to the license and a 2.5% royalty on any royalties or fees from the sale or lease of the license to third parties. During the nine-month period ended April 30, 2002, we abandoned this license since we decided we would not be able to raise the capital needed to compete in the water purification industry.

      In July 2000 we sold 2,568,200 shares of common stock to twenty-two investors, all residents of Missouri, for cash in the amount of $25,682.

      In November 2000 Mr. Walker sold his 7,000,000 shares of common stock to Amar Bahadoorsingh.

      During the year ended July 31, 2001, we paid management fees of $2,026 to Brett Walker a former officer and director of the Company and rent of $1,084 to a company controlled by Andrew Hromyk, a former officer and director of the Company.

      In August 2001 Mr. Bahadoorsingh, who was then our President, sold 6,500,000 shares to John Hromyk for $650 in cash. Following this sale, and effective August 30, 2001, Mr. Bahadoorsingh resigned as an officer and director and appointed Mr. Hromyk as a director.

      In September 2001 Mr. Bahadoorsingh sold his remaining 500,000 shares to John Hromyk for $50 in cash. In September 2001 and February 2002 Mr. Hromyk acquired the 1,000,000 shares originally sold to Century Capital Management for $100 in cash.

      In February, 2002 we received a loan of $10,000 from John Hromyk. The loan is unsecured, due on demand and does not bear interest.

      In April 2002 Mr. Hromyk acquired 2,054,900 shares of common stock from ten of the shareholders who purchased shares in the July 2000 private placement.

      In April, 2002 we sold 80,000 shares of our common stock to Jacquie Hromyk, the wife of John Hromyk, for $20,000 in cash.

      In May 2002 Mr. Hromyk returned 4,000,000 shares of common stock to the Company for cancellation.

      In May 2002 we sold 70,000 shares of our common stock to one investor for cash of $17,500.

      During the year ended July 31, 2002 we paid $1,889 to the wife of John Hromyk for administrative services.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of December 15, 2002, information with respect to the only persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                    Shares of                    Percent of
Name and Address                   Common Stock                     Class

John Hromyk                       6,134,900 (1)                      90%
PO Box 731
Bragg Creek, Alberta
Canada T0L 0K0

All Officers and Directors         6,134,900 (1)                     90%
  as a group (1 person)

(1) includes 80,000 shares owned by Mr. Hromyk's wife.

                              OFFERING BY COVENTURE

      By means of this prospectus we are offering to the public up to 1,000,000 shares of our common stock at a price of $0.25 per share. We arbitrarily determined the $0.25 offering price and this price does not bear any relationship to our assets, book value or any other generally accepted criteria of value for investment.

      We will offer the shares through our President on a "best efforts" basis. We will not employ any brokers or sales agents to sell these shares and we will not compensate any officer or third party for their participation in this offering. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any such shares offered will be sold. All proceeds from the sale of the shares will be promptly delivered to us. We plan to end the offering on January 31, 2003. However, we may at our discretion end the offering sooner or extend the offering to February 28, 2003.

      We have the right to refuse to accept subscriptions from any person for any reason whatsoever. No subscription shall be deemed to be binding upon us until accepted in writing by our President.

                              SELLING SHAREHOLDERS

      This prospectus relates the sale of shares of our common stock by the persons listed in the following table.

      The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

      We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. We will pay all costs of registering the shares offered by the selling shareholders, estimated to be $25,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                          Shares to      Share
                                            Be Sold     Ownership
                              Shares         in this     After
Name                         Owned         Offering       Offering

Leonard Betz                 1,600         1,600            --
James Bommarito              1,600         1,600            --
Vincent Bommarito            1,500         1,500            --
Joseph Buck                  1,000         1,000            --
Susan C. Buescher Revocable
  Trust DTD                  1,500         1,500            --
Cindy Burkholder            20,000        20,000            --
Elaine Burkholder           20,000        20,000            --
Lee Burkholder              20,000        20,000            --
Don Cihelka                 70,000        70,000            --
Brian Clark                  1,000         1,000            --
Doug Coles                  25,000        25,000            --
Helen Cotterchio            30,000        30,000            --
Michael R. Crimmins          1,000         1,000            --
Randy Graf                  25,000        25,000            --

                                          Shares to      Share
                                            Be Sold     Ownership
                              Shares         in this     After
Name                         Owned         Offering       Offering

Marty Hansen                15,000        15,000            --
Kari Henkel                 45,000        45,000            --
James E. Hullverson, Jr.     1,000         1,000            --
James E. Hullverson, Sr.     1,000         1,000            --
Joan Kitz                   20,000        20,000            --
Stephen M. Leshe             1,000         1,000            --
Christie Libin              25,000        25,000            --
Sean Libin                  25,000        25,000            --
Norman Merry                20,000        20,000            --
Jeanette Moran              35,000        35,000            --
Ken Nilsson                 30,000        30,000            --
Roger Placke                 1,000         1,000            --
Gerri Polis                 50,100        50,100            --
Christopher L. Powers        1,000         1,000            --
Howard Rains                20,000        20,000            --
Terry Rains                 30,000        30,000            --
Vivian Shearer              15,000        15,000            --
Christopher Suntrup          1,000         1,000            --
Craig Suntrup                1,000         1,000            --
Jack Walsh                   1,000         1,000            --
Brenna Wardrop              15,000        15,000            --
Richard Wuestling IV         1,000         1,000            --
Rozlyn Zuehlke              10,000        10,000            --
                                       ---------
                                         583,300

Manner of Sale.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for our common stock, sales by the selling shareholders, until our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $0.25 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:


o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

    We are authorized to issue 30,000,000 shares of common stock. As of December 15, 2002 we had 6,718,200 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

    Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

    Holders of common stock do not have preemptive rights to subscribe to additional shares of our common stock. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

    We have authorized to issue up to 5,000,000 shares of preferred stock. Our Certificate of Incorporation provides that our Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series of preferred stock. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted hostile takeover.

                                LEGAL PROCEEDINGS

      We are not involved in any pending or threatened legal proceeding.

                                     EXPERTS

      The financial statements included in this prospectus for the years ended July 31, 2002 and 2001 have been included in reliance on the report of N.I Cameron Inc., independent accountants, given on authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      Our Bylaws authorize indemnification of any director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by us can be inspected at the public reference facility maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained at prescribed rates. Certain information concerning us is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                        Consolidated Financial Statements
                         July 31, 2002 and July 31, 2001

                          REPORT OF INDEPENDENT AUDITOR





To the Stockholders of
Coventure International Inc.
(formerly Liquidpure Corp.)


We have audited the accompanying consolidated balance sheets of Coventure International Inc. (a development stage enterprise) as of July 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended July 31, 2002 and 2001 and for each of the periods from March 31, 1999 (date of incorporation) to July 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coventure International Inc. at July 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended July 31, 2002 and July 31, 2001 and for each of the periods from March 31, 1999 (date of incorporation) to July 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                   N.I. Cameron Inc. (signed)
Vancouver, Canada,                                 CHARTERED ACCOUNTANTS
October 10, 2002

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                           Consolidated Balance Sheets


                           (expressed in U.S. dollars)

ASSETS

                                                    July 31        July 31
                                                     2002            2001
                                              ----------------------------
CURRENT
   Cash                                      $         232   $         301
   Accounts receivable                               1,259               -
                                             -----------------------------
                                                     1,491             301
                                             -----------------------------

PROPERTY, PLANT AND EQUIPMENT, at cost (Note 2)
   Computer equipment                                  875               -
   Less: accumulated depreciation                      109               -
                                             -----------------------------
                                                       766               -
                                             -----------------------------

LICENSE, at cost (Note 4)                                -           1,000
                                          --------------------------------

                                              $      2,257     $     1,301
                                              ============================


                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES
   Accounts payable and accrued liabilities    $    16,035     $     3,229
   Advances from stockholder (Note 4)               10,000               -
                                              ----------------------------
                                                    26,035           3,229
                                              ----------------------------

STOCKHOLDERS' EQUITY (DEFICIT)
   Share capital (Note 3)
      Common stock - $0.0001 par value
      30,000,000 authorized; 6,718,200 issued and
          outstanding (2001 - 10,568,200)              672           1,057
      Preferred stock - $0.0001 par value
        5,000,000 authorized
   Additional paid-in capital                       63,310          25,425
   Deficit accumulated in the development stage    (87,760)        (28,410)
                                               ---------------------------
                                                  (23,778)         (1,928)

                                                $   2,257      $    1,301
                                                   =======================



The accompanying notes are an integral part of these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                           (expressed in U.S. dollars)



                                                                 Period from     Period from
                                                               March 31, 1999    March 31, 1999
                                                                  (date of        (date of
                                   Year Ended     Year Ended   incorporation)   incorporation)
                                    July 31,        July 31,     to July 31,      to July 31,
                                      2002            2001          2002             2001
                                   --------------------------------------------------------------

REVENUE                             $ 2,678        $    -         $  2,678          $    -
                                   --------------------------------------------------------------
EXPENSES
  Professional fees
                                     18,232         9,549           30,052          11,820
  Management fees                    17,426         2,026           21,505           4,079
  Administration                     11,197         5,758           18,358           7,161
  Consulting fees                     9,000             -           14,350           5,350
  Advertising and promotion           5,064             -            5,064               -
  Write-off   of  impaired   asset    1,000             -            1,000               -
     (Note 4)
  Depreciation                          109             -              109               -
                                   -------------------------------------------------------------
                                     62,028        17,333           90,438          28,410
                                   -------------------------------------------------------------

LOSS FROM OPERATIONS               $(59,350)   $  (17,333)        $(87,760)     $  (28,410)
                                   =============================================================
  FOR THE PERIOD

LOSS PER SHARE - Basic and diluted $ (0.006)     $ (0.002)
                                   =========================


WEIGHTED AVERAGE NUMBER           9,745,460    10,568,200
                                  =========================
  OF SHARES OUTSTANDING







                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                           (expressed in U.S. dollars)


                                                                      Deficit
                                                                   Accumulated
                                 Common Stock         Additional     in the
                            Number of                  Paid-In     Development
                             Shares       Amount       Capital       Stage       Total
                          ------------------------------------------------------------

Issuance of common stock    1,000,000     $  100        $    -      $    -    $   100

Loss for the period                 -          -             -        (638)      (638)
                          ------------------------------------------------------------

Balance, July 31, 1999      1,000,000        100             -        (638)      (538)

Issuance of common stock    9,568,200        957        25,425           -     26,382

Loss for the Year                   -          -             -     (10,439)   (10,439)
                          ------------------------------------------------------------

Balance, July 31, 2000     10,568,200      1,057        25,425     (11,077)    15,405

Loss for the Year                   -          -             -     (17,333)   (17,333)
                          -----------------------------------------------------------

Balance, July 31, 2001     10,568,200      1,057        25,425     (28,410)    (1,928)

Issuance of common stock      150,000         15        37,485           -     37,500

Common stock cancelled     (4,000,000)      (400)          400           -          -

Loss for the Year                   -          -             -     (59,350)   (59,350)
                          ------------------------------------------------------------
                            6,718,200     $  672      $ 63,310    $(87,760) $ (23,778)
                          ============================================================









                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (expressed in U.S. dollars)


                                                                        Period from     Period from
                                                                      March 31, 1999    March 31, 1999
                                                                         (date of        (date of
                                          Year Ended     Year Ended   incorporation)   incorporation)
                                           July 31,        July 31,     to July 31,      to July 31,
                                             2002            2001          2002             2001
                                          --------------------------------------------------------------

OPERATING ACTIVITIES
   Net loss for the Period               $ (59,350)     $ (17,333)     $ (87,760)       $ (28,410)
   Adjustments  to  reconcile  net loss
to net cash used
    in operating activities
      Write-off of impaired asset             1,000             -          1,000                -
      Depreciation                              109             -            109                -
                                        ---------------------------------------------------------------
                                            (58,241)      (17,333)       (86,651)         (28,410)
Changes  in  operating   assets  and
     liabilities
      Accounts receivable                    (1,259)            -         (1,259)               -
      Accounts   payable   and  accrued      12,806         1,126         16,035            3,229
liabilities
                                        --------------------------------------------------------------

   Net cash used in operating               (46,694)      (16,207)       (71,875)         (25,181)
      activities                           -----------------------------------------------------------

INVESTING ACTIVITIES
   Purchase of property, plant and             (875)            -           (875)               -
      equipment
   Purchase of license                            -             -         (1,000)          (1,000)
                                        --------------------------------------------------------------

   Net cash used in investing                  (875)            -         (1,875)          (1,000)
    activities                           -------------------------------------------------------------

FINANCING ACTIVITIES
   Issuance of share capital                 37,500             -         63,982           26,482
   Advances from stockholders                10,000             -         10,000                -
                                        --------------------------------------------------------------

   Net cash provided by financing            47,500             -         73,982           26,482
      activities                        --------------------------------------------------------------

NET CHANGE IN CASH DURING THE PERIOD           (69)       (16,207)           232              301

CASH AT BEGINNING OF PERIOD                    301         16,508              -                -
                                        ---------------------------------------------------------------

CASH AT END OF PERIOD                       $  232         $  301         $  232           $  301
                                        ===============================================================




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                  July 31, 2002


                           (expressed in U.S. dollars)


1.    FORMATION AND BUSINESS OF THE COMPANY

     Coventure International Inc. (the "Company") was incorporated in Delaware, U.S.A. on March 31, 1999 as Bullet Environmental Systems, Inc. and changed its name on May 25, 2000 to Liquidpure Corp. On February 14, 2002, the Company changed its name to Coventure International Inc.

     The Company is a development stage enterprise engaged in the business of providing management consulting products and services through an eventual network of regionally licensed operators in North America. The Company's services will include strategic analysis, planning, consulting and coaching. To date the Company has not commenced significant operational activities.

     These financial statements include the accounts of the Company and its wholly-owned subsidiary Coventure Canada Inc. (the "Subsidiary"). The Subsidiary was incorporated in the Province of Alberta, Canada on February 5, 2002.

   Going concern
   The accompanying financial statements have been presented assuming the Company will continue as a going concern. At July 31, 2002, the Company had accumulated $87,760 in losses and had no material revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or merge with a revenue-producing venture partner.

2.    SIGNIFICANT ACCOUNTING POLICIES

   Revenue Recognition
   The Company recognizes revenue in accordance with applicable accounting regulations. Accordingly, revenues from services are recognized when all significant contractual obligations have been satisfied and collection is reasonably assured.

   Use of estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                          Coventure International Inc.
                                (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                  July 31, 2002

                           (expressed in U.S. dollars)


2.    SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Income taxes
The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

Foreign currency  translation
Unless otherwise stated, all amounts are in United States dollars. The functional currency of the Company and its Subsidiary is the Canadian dollar. Hence, all asset and liability amounts denominated in Canadian dollars have been translated using the exchange rate as at July 31, 2002 and all expenses have been translated using the average exchange rate for each month. The rates used were as follows:

            (equivalent Cdn $ per U.S. $)
                                                   2002      2001
                                                   ----      ----
                       July 31 rate               .6318     .6525

Depreciation
Depreciation   of  property,   plant  and  equipment  is  provided  for  on  the
straight-line basis over the estimated useful life of the assets, estimated to be four years. One-half the normal rate is taken in the year of acquisition.


3.    SHARE CAPITAL

   Holders of the common stock are entitled to one vote per share and share equally in any dividends declared and distributions on liquidation.

   During the year ended July 31, 2002, the Company issued 150,000 shares of common stock at a price of $0.25 per share.

   During the year ended July 31, 2002, 4,000,000 common shares were returned to the treasury of the Company and were cancelled.

                          Coventure International Inc.
                                (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                  July 31, 2002

                           (expressed in U.S. dollars)


4.    RELATED PARTY TRANSACTIONS

a) During the year, the Company paid management fees of $17,426 (2001 - $ 0), rent of $945 (2001 - $0) and automobile allowance of $377 (2001 - $0) to a director and officer of the Company. In addition, the Company paid $1,889 (2001 - $0) to the spouse of this director and officer for administrative services. During the period ended July 31, 2001, the Company paid management fees of $2,026 to a former director and officer of the Company and rent of $1,084 to a company controlled by a former director and officer of the Company. These transactions have been recorded using the exchange amount.

b)    The advances from a stockholder are interest-free and repayable on demand.

c) In May 2000, the Company acquired a non-exclusive commercial license from a company controlled by a former director and officer of the Company for $1,000. The Company experienced a lack of co-operation from the engineering firm who owned the patent to the apparatus under license. The Company was not provided with the technical information it required to start manufacturing any of the systems for which it was contractually permitted. Further, due to the capital market decline in 2001, it proved impossible to execute the business plan. As a result, in October 2001, the Company abandoned this license.


5. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

   The Company's financial instruments consist of cash, accounts receivable, accounts payable and advances from stockholder. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                        Consolidated Financial Statements
                      October 31, 2002 and October 31, 2001
                                   (Unaudited)

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                           Consolidated Balance Sheets

                           (expressed in U.S. dollars)


ASSETS

                                                   October 31,       July 31,
                                                      2002             2002
                                                -------------------------------
                                                   (Unaudited)
CURRENT
Cash                                      $            111       $        232
Accounts receivable                                  1,853              1,259
                                          -----------------------------------
                                                     1,964              1,491
                                          -----------------------------------

PROPERTY, PLANT AND EQUIPMENT, at cost (Note 2)
Computer equipment                                     583                875
Less: accumulated depreciation                         109                109
                                         ------------------------------------
                                                       474                766
                                         ------------------------------------
                                           $         2,438        $     2,257
                                           ==================================



                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES
   Accounts payable and accrued liabilities $       21,948         $   16,035
   Advances from stockholder (Note 4)               10,000             10,000
                                            ---------------------------------
                                                    31,948             26,035
                                            ---------------------------------

STOCKHOLDERS' EQUITY (DEFICIT)
   Share capital (Note 3) Common stock - $0.0001 par value 30,000,000 authorized; 6,718,200 issued and
          outstanding                                  672                672
      Preferred stock - $0.0001 par value
        5,000,000 authorized
   Additional paid-in capital                       63,310             63,310
   Deficit accumulated in the development stage    (93,492)           (87,760)
                                                 ----------------------------
                                                  (29,510)           (23,778)
                                            ---------------------------------

                                            $       2,438        $     2,257
                                            =================================

The accompanying notes are an integral part of these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                      Consolidated Statements of Operations
                        For the Three-Month Periods Ended
                      October 31, 2002 and October 31, 2001
                                   (Unaudited)

                           (expressed in U.S. dollars)



                                  Three       Three        Period         Period
                                 Months      Months         from           from
                                  Ended       Ended    March 31, 1999 March 31, 1999
                               October 31, October 31,    (date of       (date of
                                  2002        2001     incorporation) incorporation)
                                                       To October 31, to October 31,
                                                            2002           2001
                               ------------------------------------------------------

Revenue                             $    -     $     -      $   2,678        $     -
                               ------------------------------------------------------

Expenses
  Professional fees                                  -         30,861         11,820
                                       809
   Management fees                       -           -         21,505          4,079
   Consulting fees                   4,500           -         18,850          5,350
   Administration                      435         390         18,793          7,551
  Advertising and promotion              -           -          5,064              -
  Write-off of impaired asset            -       1,000          1,000          1,000
(Note 4)
  Gain on sale of equipment           (48)           -           (48)              -
  Depreciation                          36           -            145              -
                               ------------------------------------------------------
                                     5,732       1,390         96,170         29,800
                               ------------------------------------------------------

 Loss from operations            $ (5,732)   $ (1,390)     $ (93,492)     $ (29,800)
                               ======================================================

 Loss per Share-
     Basic and diluted           $  (0.00)   $  (0.00)
                               ========================



The accompanying notes are an integral part of these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                      Consolidated Statements of Cash Flows
                        For the Three-Month Periods Ended
                      October 31, 2002 and October 31, 2001
                                   (Unaudited)

                           (expressed in U.S. dollars)



                                         Three         Three         Period             Period
                                         Months        Months         from               from
                                         Ended         Ended      March 31, 1999     March 31, 1999
                                       October 31,   October 31,    (date of          (date of
                                          2002          2001      incorporation      incorporation)
                                                                  to October 31,     to October 31,
                                                                       2002               2001
                                       -------------------------------------------------------------
Cash flows used in operating
activities
  Net loss for the period               $ (5,732)    $ (1,390)      $ (93,492)       $  (29,800)
  Adjustments to reconcile net loss
to net cash used in operating activities
      Depreciation                            36            -             145                 -
      Write-off of impaired asset              -        1,000           1,000             1,000
      Gain on sale of equipment              (48)           -             (48)                -
  Changes in operating assets and
liabilities
      Accounts receivable                   (594)           -          (1,853)                -
            Accounts payable               5,913          228          21,948             3,457
                                       -----------------------------------------------------------
Net cash used in operating activities       (425)        (162)        (72,300)          (25,343)
                                       -----------------------------------------------------------

Investing activities
  Purchase of property, plant
   and equipment                                -           -            (875)                -
  Purchase of license                           -           -          (1,000)           (1,000)
  Proceeds on sale of equipment               304           -             304                 -
                                       ----------------------------------------------------------
Net cash provided by (used in)
investing activities                          304           -          (1,571)           (1,000)
                                       ----------------------------------------------------------

Financing activities
  Advances from stockholder                     -           -          10,000                 -
  Issuance of share capital                     -           -          63,982            26,482
                                       ----------------------------------------------------------
Net cash provided by financing activities       -           -          73,982            26,482
                                       ----------------------------------------------------------

Increase (decrease) in cash during           (121)       (162)            111               139
the period

Cash at beginning of period                   232         301               -                 -
                                       ----------------------------------------------------------

Cash at end of period                      $  111      $  139          $  111           $   139
                                       ==========================================================



The accompanying notes are an integral part of these consolidated financial statements.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                October 31, 2002
                                   (Unaudited)

                           (expressed in U.S. dollars)


1.    FORMATION AND BUSINESS OF THE COMPANY

   Coventure International Inc. (the "Company") was incorporated in Delaware, U.S.A. on March 31, 1999 as Bullet Environmental Systems, Inc. and changed its name on May 25, 2000 to Liquidpure Corp. On February 14, 2002, the Company changed its name to Coventure International Inc.

   The Company is a development stage enterprise engaged in the business of providing management consulting products and services through an eventual network of regionally licensed operators in North America. The Company's services will include strategic analysis, planning, consulting and coaching. To date the Company has not commenced significant operational activities.

   These financial statements include the accounts of the Company and its wholly-owned subsidiary Coventure Canada Inc. (the "Subsidiary"). The Subsidiary was incorporated in the Province of Alberta, Canada on February 5, 2002.

   Going concern
   The accompanying financial statements have been presented assuming the Company will continue as a going concern. At October 31, 2002, the Company had accumulated $93,492 in losses and had no material revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or merge with a revenue-producing venture partner.

2.    SIGNIFICANT ACCOUNTING POLICIES

   General Information
   The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States and Form 10-QSB requirements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying interim financial statements contain all the adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of October 31, 2002 and its results of operations and its cash flows for the three month period ended October 31, 2002. The results of operations for the interim period are not necessarily indicative of the results to be expected for the fiscal year. For further information, refer to the Company's financial statements and related footnotes for the year ended July 31, 2002 included elsewhere in this prospectus.

   Revenue Recognition
   The Company recognizes revenue in accordance with applicable accounting regulations. Accordingly, revenues from services are recognized when all significant contractual obligations have been satisfied and collection is reasonably assured.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                October 31, 2002
                                   (Unaudited)

                           (expressed in U.S. dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd)

   Use of estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

   Income taxes
   The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

   Foreign currency translation
   Unless otherwise stated, all amounts are in United States dollars. The functional currency of the Company and its Subsidiary is the Canadian dollar. Hence, all asset and liability amounts denominated in Canadian dollars have been translated using the exchange rate as at October 31, 2002 and all expenses have been translated using the average exchange rate for each month. The rates used were as follows:

    (equivalent Cdn $ per U.S. $)

    October 31, 2002 rate:   .6421

   Depreciation
   Depreciation of property, plant and equipment is provided for on the straight-line basis over the estimated useful life of the assets, estimated to be four years. One-half the normal rate is taken in the year of acquisition.


3.    SHARE CAPITAL

   Holders of the common stock are entitled to one vote per share and share equally in any dividends declared and distributions on liquidation.

                          Coventure International Inc.
                           (formerly Liquidpure Corp.)
                        (a development stage enterprise)
                    Notes to Consolidated Financial Statements
                                October 31, 2002
                                   (Unaudited)

                           (expressed in U.S. dollars)


4.    RELATED PARTY TRANSACTIONS

a)   The advances from a stockholder are interest-free and repayable on demand.

b) In May 2000, the Company acquired a non-exclusive commercial license from a company controlled by a former director and officer of the Company for $1,000. The Company experienced a lack of co-operation from the engineering firm who owned the patent to the apparatus under license. The Company was not provided with the technical information it required to start manufacturing any of the systems for which it was contractually permitted. Further, due to the capital market decline in 2001, it proved impossible to execute the business plan. As a result, in October 2001, the Company abandoned this license.


5.    FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

   The Company's financial instruments consist of cash, accounts receivable, accounts payable and advances from stockholder. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values.

                                TABLE OF CONTENTS
                                                                      Page
PROSPECTUS SUMMARY ......................................
FORWARD LOOKING STATEMENTS...............................
RISK FACTORS.............................................
USE OF PROCEEDS..........................................
MARKET FOR COMMON STOCK .................................
MANAGEMENT'S DISCUSSION AND ANALYSIS AND
   PLAN OF OPERATION ...................................
BUSINESS................................................
MANAGEMENT .............................................
PRINCIPAL SHAREHOLDERS..................................
OFFERING BY COVENTURE...................................
SELLING SHAREHOLDERS....................................
DESCRIPTION OF SECURITIES...............................
LEGAL PROCEEDINGS.......................................
EXPERTS ................................................
INDEMNIFICATION.........................................
AVAILABLE INFORMATION...................................
FINANCIAL STATEMENTS....................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Coventure. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.